EXHIBIT 99.1

“AMERICAN OIL & GAS ANNOUNCES APPOINTMENT
OF JON R. WHITNEY AS DIRECTOR

     DENVER- American Oil & Gas, Inc. (OTC Bulletin Board: AOGI) today announced that Jon R. Whitney has been appointed to the Company's Board of Directors as an Independent Director. Mr. Whitney is an experienced senior executive with over 35 years in the energy industry. Mr. Whitney began his employment with Colorado Interstate Gas Company and from 1990 through 2002 he served as their President and Chief Executive Officer. During this time, CIG grew assets to over $1 billion, generated annual revenues in excess of $400 million and employed approximately 1,000 people. Mr. Whitney has served on numerous Boards and is concluding his service as a Director of Denver, Colorado based Patina Oil and Gas Corporation.

     Pat O’Brien, CEO of American Oil & Gas stated, “We are extremely pleased to have Jon’s experience and expertise in the energy industry on our Board of Directors. As we continue to grow, we believe Jon will be an invaluable member of our team.”

     American Oil and Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil and Gas, Inc. can be found at the Company's website: www.americanoilandgasinc.com.

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     This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil and Gas, Inc.‘s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company’s reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil and Gas, Inc. and does not necessarily include the views of any other person or entity.”